News Release
[LOGO]
AMERICAN GENERAL FINANCE
a Subsidiary of American General Corporation

P.O. Box 59 - Evansville, IN  47701

CONTACT:
Bryan A. Binyon
Treasurer
812/468-5195


AMERICAN GENERAL FINANCE CORPORATION REPORTS INCREASED
EARNINGS FOR 1997

Highlights for the year:
Earnings increase 17%
Real estate receivables grow 11%
Credit quality improves

EVANSVILLE, IN, JANUARY 27, 1998-American General Finance
Corporation reports 1997 operating earnings of $164 million, a 17% increase over 1996 operating earnings of $140 million. The improved results reflect the company's focus on quality growth, improved portfolio credit quality and expense control.

During 1997, the company grew real estate secured loans by 11% to represent 52% of the year-end total receivable portfolio, up from 49% a year ago. The total portfolio grew $384 million during 1997.

This higher level of growth in real estate secured loans and strengthened underwriting systems had significant positive impacts on the credit quality of the receivable portfolio. The charge-off ratio improved by 110 basis points to 3.62% in 1997 from 4.72% for 1996 (excluding assets held for sale). Additionally, 1997 ended with 60-day+ delinquencies at 3.61%, down from the 3.84% at year-end 1996, while the allowance for losses was strong at 4.64%.

Operating expenses were successfully lowered by $30 million during the year. These improvements were attributable to a workforce reduction of 800 positions during 1997 from the closing of less productive branch offices and the sale of under performing private label and credit card receivables.

Assuming favorable performance of the economy and stable credit quality of the U.S. consumer, management expects
1998 to produce growth in all receivable product types and a continuation of the company's improved operating results.

American General Finance Corporation and its subsidiaries are engaged in the consumer finance and related credit insurance business. The company, headquartered in Evansville, Indiana, has assets of $9.2 billion and operates 1,322 offices in 40 states, Puerto Rico and the U.S. Virgin Islands. Products and services are provided to
2.4 million customer accounts. The company offers direct consumer and home equity loans, retail sales financing and other credit-related products.

Certain information included in this press release is forward looking and involves risks and uncertainties, including general economic and competitive conditions that could significantly impact expected results. Investors are also directed to other risk and uncertainties discussed in documents filed by the company with the Securities and Exchange Commission.

American General Finance Corporation
FINANCIAL HIGHLIGHTS:
(Dollars in Millions, Annualized Percentages)


                   For the Three Months    For the Year
                     Ended December 31,    Ended December 31,
                              1997      1996       1997     1996
                    _______________________________________

Total Operating      $376      $423      $1,510   $1,710
 Revenues

Interest Expenses     116       121         451      482
Operating Expenses  121       123         467      497
Provision for Finance
 Receivable Losses     60       115         242      410
Insurance Benefits
 and Losses                24        22           93     103

Total Expenses      $321      $381       $1,253  $1,492

Pretax Operating
 Earnings                  55        42          257     218
Income Tax Expense 19        14           93      78

Operating Earnings   $36      $28       $164   $140

Loss on Non-Strategic
 Assets                         -       (88)       (27)    (88)
Net Realized Investment
 Gains(Losses)              -          -           -       (1)

Net Income               $36       $(60)   $137    $51


Finance Charge
 Yield                   16.34%  17.32%  16.80%  17.84%

Charge-off Ratio    3.66%    5.71%    3.62%    5.51%

Operating Return
 on Assets               1.56%   1.18%    1.80%    1.05%

Operating Return
 on Equity             10.39%   8.06%  12.19%    9.90%


AT:                        12/31/97       12/31/96

Total Assets             $   9,241      $  9,503

Real Estate Loans         4,067          3,652
Non-Real Estate Loans 2,502          2,460
Retail Sales Finance      1,258          1,331
Total Net Finance
 Receivables             $   7,827      $  7,443

Allowance for Finance Receivables Losses   1997     1996

Balance at Beginning of Period                   $385    $482
Provision for Finance Receivable Losses       242     410
Allowance Reclassified to Assets
 Held for Sale                                                   -     (70)
Charge-offs, net of recoveries                      (264)   (437)
Balance at End of Period                            $ 363    $385

                                               12/31/97    12/31/96
Allowance as a % of Finance
 Receivables                             4.64%       5.18%

                                             12/31/97  9/30/97  12/31/96
60-Day+ Delinquency Ratios   3.61%    3.85%    3.84%